Exhibit 10.2

August 31, 2026

Mark Grant

[***]

Re: Separation Agreement

Dear Mark:

This letter confirms that your employment with Lifeward, Inc. (the “Company”) is terminating due to your resignation from the Company. This letter also sets forth the terms of a separation agreement between you and the Company (the “Agreement”).

Your employment with the Company has been governed by the Employment Agreement dated May 16, 2025, between you and the Company (the “Employment Agreement”).

Regardless of whether you enter into the Agreement with the Company, the below bullet points will apply.

●	The Company will pay you all salary due to you through your last date of employment.

●	Your eligibility to participate in any other employee benefit plans and programs of the Company will cease in accordance with the applicable benefit plan or program terms and practices, except as otherwise expressly provided in this Agreement.

●	Your rights under any equity awards granted to you pursuant to any equity compensation plan of the Company or Lifeward Ltd. (the “Parent”) approved by the Board of Directors of the Company or the Board of Directors of Parent, as applicable (collectively, “Equity Awards”), will not be affected by this Agreement. All Equity Awards will stop vesting as of the Separation Date and any unvested Equity Awards will be forfeited as of the Separation Date. For the avoidance of doubt, a list of your vested Equity Awards is attached as Exhibit A.

●	Your ongoing obligations under your Employment Agreement, including any confidentiality, assignment of inventions, non-competition, non-solicitation, and other restrictive covenants, and any other policies and agreements with continuing obligations (collectively, the “Continuing Obligations”), will survive in accordance with their terms.

●	The bulleted terms set forth above will not be affected by whether or not you sign this Agreement.

Separation Agreement

The remainder of this letter sets forth the Agreement between you and the Company.

1.	Separation Date

Your employment with the Company will terminate effective August 31, 2026 (the “Separation Date”). On the Separation Date, you will no longer be employed by the Company. Your resignation will be treated as a voluntary termination of employment by you pursuant to Section 8(a)(iv) of the Employment Agreement. The Company and you mutually agree to waive the thirty (30) day advance written notice requirement set forth in Section 8(a)(iv) of the Employment Agreement, and you agree that no additional compensation or benefits are owed to you as a result of such waiver. You hereby withdraw your Notice of Good Reason Pursuant to Employment Agreement that you sent via email on August 11, 2026. On the Separation Date, you will also resign from the Board of Directors of the Company and as an officer of any subsidiary of the Company.

2.	Transition Assistance

You agree to provide all requested transition assistance to the Company through August 31, 2026 which will include a comprehensive handoff to the interim CEO the Company appoints and full involvement in the onboarding and transition of a new CFO. Among other transition requirements, you will provide a transition plan for the interim CEO that identifies all material agreements and pending negotiations, key contacts including customers, suppliers, banks and advisors, vendors and their current status, banking relationships and signatories, regulatory matters and pending submissions, litigation status, insurance policies and renewals, open items with deadlines, and the location of and access to Company records and systems. You will also coordinate with the departing CFO and provide all requested support to ensure an effective transition of all finance related matters to the new CFO.

3.	Cooperation

You agree to reasonably cooperate with the Company and its affiliates in connection with any pending or future claims, investigations, or proceedings (including employment-related or regulatory matters) in which you have relevant knowledge or involvement, including by providing statements, testimony, affidavits, or other information as may reasonably be requested by the Company.

4.	Consideration

Provided you sign and comply with this Agreement, the Company will provide you with each of the following:

●	The Company will pay you salary continuation at your current Base Salary through August 31, 2026.

●	The Company will offer to retain your service as a consultant pursuant to the Consultancy Agreement attached hereto as Exhibit B.

You acknowledge that the consideration described in this Section 4 is being provided by the Company solely as additional consideration for your entry into this Agreement, and that you would not otherwise be entitled to such payments or benefits.

5.	Letter of Resignation, Press Release and Form 8-K

On the Separation Date, you agree to sign the letter of resignation attached as Exhibit C, and the Company will issue the press release attached as Exhibit D and file the draft Form 8-K attached as Exhibit E. Neither you nor the members of the Board will make any statement regarding your departure that is inconsistent with what is stated in Exhibits C, D and E.

6.	Non-Disparagement

(a)       Non-Disparagement of the Company. Subject to the protected disclosures set forth in Section 9 of this Agreement, you agree that you will not make, publish or communicate (or in any way cause or encourage anyone else to make, publish or communicate) any statement, orally or in writing (in any form, forum or medium including, but not limited to, in, to or via the press, any media, the internet, e-mail, text message, any social media, posting, blog, forum, website, app, LinkedIn, Facebook, Instagram, Twitter, Snapchat, Glassdoor (or any similar sites), any on-line service, system or platform, or otherwise) that (i) in any way disparages the Company and/or any of the other Releasees (as defined below), or (ii) would be reasonably likely or expected to cause damage or harm to the business, professional, customer, personal, business and/or other relationships, goodwill, image or reputation of the Company and/or any of the other Releasees.

(b)       Non-Disparagement by the Company. The Company agrees that no member of the Company’s currently constituted Board of Directors (the “Current Company Board”) and none of its officers or directors will make, publish or communicate (or in any way cause or encourage anyone else to make, publish or communicate) any statement, orally or in writing (in any form, forum or medium including, but not limited to, in, to or via the press, any media, the internet, e-mail, text message, any social media, posting, blog, forum, website, app, LinkedIn, Facebook, Instagram, Twitter, Snapchat, Glassdoor (or any similar sites), any on-line service, system or platform, or otherwise) that (i) in any way disparages you, or (ii) would be reasonably likely or expected to cause damage or harm to your business, professional, customer, personal, business and/or other relationships, goodwill, image or reputation. The Company agrees that for purposes of this Paragraph 6(b), (i) its current directors and officers are its agents and (ii) its next officers (including its interim CEO and its next CEO and CFO) will be its agents once they become Company officers. The Company further agrees that it will be liable for any breach of this Paragraph 6(b) by those agents.

7.	Continuing Obligations and Non-Competition

You acknowledge and reaffirm your Continuing Obligations under Sections 7 (Confidential Information) and 12 (Restrictive Covenants) of the Employment Agreement, which will continue in full force and effect for the periods set forth therein, including the twelve (12) month post-termination non-competition and non-solicitation restrictions described in Section 12(a) through (c) of the Employment Agreement, measured from the Separation Date.

The Continuing Obligations will not be interpreted to interfere with your rights under Section 9 of this Agreement.

8.	Releases of Claims

(a)       Your Claims. In consideration for the promises by the Company set forth in this Agreement, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, Lifeward Ltd. and Oramed Pharmaceuticals Inc., and with respect to each of these entities, their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) from all claims, demands, debts, damages and liabilities of every name and nature, known to you as of the date when you sign this Agreement; provided, however, that this release will not (i) affect your rights under this Agreement, or (ii) apply to rights or claims that cannot be waived as a matter of law, (iii) affect any right to indemnification you may have under the Company’s certificate of incorporation, bylaws, applicable law, or any indemnification agreement between you and the Company, (iv) affect any right to coverage you may have under any directors’ and officers’ liability insurance policy maintained by the Company, (v) affect your vested rights under any Equity Awards or under any tax-qualified retirement plan of the Company, (vi) affect your right to continuation coverage under COBRA, or (vii) affect your rights under the Consultancy Agreement referenced in Section 4 of this Agreement.

(b)       Company Claims. The Company for its part voluntarily releases and forever discharges you from all claims, demands, debts, damages and liabilities of every name and nature, known to any member of the Current Company Board as of the date when the Company signs this Agreement; provided, however, that this release will not (i) affect the Company’s rights under this Agreement, (ii) apply to rights or claims that cannot be waived as a matter of law, or (iii) affect your rights under the Consultancy Agreement referenced in Section 4 of this Agreement.

9.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, or (iii) provide testimony when required by law, subpoena or court order or at the request of an administrative agency or legislature or in the course of any legal, arbitral, administrative, legislative or regulatory proceeding. The Company does not waive any attorney-client privilege over any information provided to you that is appropriately covered by such privilege. If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to backpay, front pay, or compensatory or punitive damages in connection with any such claim.

10.	Return of Property

You agree to return all Company documents, records, files, data, computer files, software, all copies of the foregoing (in any form or format, whether hard-copy, electronic, digital or otherwise), and all computers, smartphones, personal data assistants (PDAs) and similar devices, equipment, keys, access cards, credit cards and other physical property to the Company within three (3) days following the Separation Date.

11.	Indemnification and Insurance

The Company will maintain directors’ and officers’ liability insurance covering your period of service as an officer and director of the Company and its subsidiaries and affiliates, on terms no less favorable than the coverage provided to the Company’s other current and former officers and directors. The Company will continue to indemnify you to the fullest extent permitted by the Company’s certificate of incorporation, bylaws, and applicable law with respect to your service as an officer, director, or employee of the Company and its subsidiaries and affiliates, including with respect to any claims, actions, or proceedings arising out of or relating to such service, whether such claims, actions, or proceedings are asserted before or after the Separation Date. The obligations set forth in this Section will survive the termination or expiration of this Agreement.

12.	Other Provisions

(a)       Defend Trade Secrets Act. You understand that pursuant to the Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(b)       Absence of Reliance. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company other than as set forth in this Agreement.

(c)       Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

(d)       Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises in this Agreement or the Continuing Obligations. You further agree that money damages would be an inadequate remedy for any breach of this Agreement or the Continuing Obligations. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under these agreements, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

(e)       Prevailing Party. In any action, suit, or proceeding arising out of or relating to this Agreement, including any action to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover from the non-prevailing party his or its reasonable attorneys' fees, costs, and expenses (including expert witness fees and costs of appeal) actually incurred in connection with such action, suit, or proceeding. For purposes of this provision, the "prevailing party" means the party that substantially obtains the relief sought, whether by judgment, settlement, or otherwise, as determined by the court or other tribunal of competent jurisdiction. If neither party substantially prevails on all claims and defenses, the court or tribunal may apportion fees and costs between the parties in such manner as it deems equitable. This provision will survive the termination or expiration of this Agreement.

(f)       Waiver. No waiver of any provision of this Agreement will be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(g)       Governing Law; Interpretation. This Agreement will be interpreted and enforced under the laws of the State of North Carolina, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(h)       No Admission. This Agreement is not an admission of wrongdoing by you, the Company or any Releasees and neither it nor any drafts will be admissible evidence of wrongdoing.

(i)       Entire Agreement. This Agreement, together with the Continuing Obligations and any equity plan and equity award agreements between you and the Company or its affiliates (the “Equity Documents”), constitutes the entire agreement between you and the Company regarding the subject matter hereof and supersedes the Employment Agreement and any other previous agreements or understandings between you and the Company, except for the Continuing Obligations, the Equity Documents, and any obligations specifically preserved in this Agreement.

(j)       Counterparts. This Agreement may be executed in separate counterparts. When both counterparts are signed, they will be treated together as one and the same document.

(k)       Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. This Agreement will become effective on the day that you sign it (the “Effective Date”).

Please indicate your agreement to the terms of this Agreement by signing and returning to the Company, the original or a PDF copy of this letter no later than August 31, 2026.

Sincerely,

Lifeward, Inc.

/s/ Avi Gabay

By: Avi Gabay

Title: Chairman	Date: 8/31/2026

By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Mark Grant	Date: 8/31/2026

Mark Grant

EXHIBIT A

Vested Equity Awards

EXHIBIT B

Consultancy Agreement

EXHIBIT C

Letter of Resignation

EXHIBIT D

Press Release

EXHIBIT E

Draft Form 8-K